ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of March 16, 1998, by and between APPLE SOUTH, INC., a Georgia corporation ("Seller") and QUALITY RESTAURANT CONCEPTS, L.L.C., an Alabama limited liability company ("Purchaser"),

                              W I T N E S S E T H :

     WHEREAS, Seller owns and operates a number of Applebee's Neighborhood Grill & Bar ("Applebee's") franchise restaurants; and

     WHEREAS, Seller desires to sell to Purchaser certain Applebee's restaurants and related property, and Purchaser desires to purchase such assets, all on the terms and subject to the conditions set forth herein;

     NOW,  THEREFORE,  in  consideration  of the  premises  and  other  good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                            ARTICLE I - DEFINITIONS

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Action" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

     "ADI's" shall mean Arbitron Rating Areas of Dominant Influence.

     "ADI Personnel" shall have the meaning set forth in Section 4.5.

     "Assets" shall mean all of Seller's rights and interests in, to, or under the following:

                           (i) all tangible personal property of any kind located in, or customarily located in, the Restaurants or on the Real Property, including, but not limited to (A) equipment, computer hardware (including the laptop computers used by the regional managers), fax machines, appliances, machinery, tables, chairs, other furniture, bars, tableware, cookware, utensils, furnishings and signage (including,


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                  but not limited to, any of the  foregoing  property  currently held by Seller pursuant to equipment leases, all of which leased property will be purchased by Seller prior to Closing at its sole cost and expense pursuant to Section 4.13); (B) leasehold improvements and fixtures; (C) uniforms, supplies, food and beverage inventory (including beer, liquor, and wine inventory); and (D) advertising and promotional materials;

                           (ii)     $1,500 cash in each Restaurant;

                           (iii) all  prepaid  items to the  extent  such  items
                  relate exclusively to the Business;

                           (iv)     all assignable Permits;

                           (v) all  assignable  rights under  express or implied
                  warranties of manufacturers, distributors, retailers, or other third parties relating to the Assets;

                           (vi) all of  Seller's  supplier  lists,  demographic,
                  statistical, and other information related exclusively to the Business;

                           (vii) copies of Seller's employee records of those current employees of Seller who are employed by Purchaser as of the Closing (subject to execution of a release by each affected employee allowing for the disclosure of such files);

                           (viii)  the Contracts and Leases;

                           (ix)  the Owned Real Property;

                           (x) all records and files related to the Real Property such as rent calculations, landlord correspondence, purchase agreements, deeds, construction documents, title reports, environmental and engineering reports, appraisals, surveys, etc.; records of all service and maintenance histories, if any, of the Assets; all records relating to warranties, service agreements, or similar agreements pertaining to the Assets; and copies of any other records and files that contain information material to the Business or the Assets, in whatever media such records or files are kept;

                           (xi) any written  information  related to any pending
                  or proposed litigation, ordinance, or regulation in any state, county, municipality, or other governmental unit affecting the Business;



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                           (xii)   rights  to  existing   Restaurant   telephone
                  numbers;

                           (xiii) all of  Seller's  other  rights  and  property
                  interests of any nature which are customarily and exclusively used in the operation of the Restaurants; and

                           (xiv)  in  the   circumstances   and  to  the  extent
                  specified in Section 10.14, the Building Materials.

     "Assets" shall not include cash in the Restaurants in excess of $1,500 per Restaurant, bank accounts, or any other property, tangible or intangible, real or personal, not described above. In the circumstances and to the extent specified in Section 10.15, "Assets" shall not include the Real Property upon which the Bristol, Tennessee Restaurant is located.

     "Assumed Liabilities" shall mean (i) all obligations of Seller that accrue after the Closing under the terms of the Contracts and Leases, (ii) all obligations of Seller under the Contracts and Leases that accrue prior to the Closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3,
(iii) obligations arising after the Closing under any Permits which are assigned to Purchaser, (iv) all Property Taxes and all other obligations with respect to the Assets that accrue prior to the Closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3, (v) all Property Taxes and all other obligations with respect to the Assets that accrue after the Closing, (vi) gift certificates issued by Seller prior to Closing, and (vii) accrued vacation of ADI Personnel assumed pursuant to Section 6.3(e). Assumed Liabilities shall not include any liability, obligation, payment, duty, or responsibility of any nature except as expressly described above and specifically shall not include
(i) liabilities or obligations of Seller arising out of any breach by Seller of any of the Contracts or Leases; (ii) except as provided in clauses (ii) or (iv) above, liabilities or obligations of Seller under any of the Contracts or Leases or with respect to the Owned Real Property or other Assets that accrue in any such case prior to the Closing or are attributable to the period prior to Closing, including, without limitation, base rent, percentage rent, common area maintenance or similar charges, other items of additional rent, and any adjustments with respect to such items of rent and other charges; (iii) any liabilities or obligations of Seller under the Franchise Agreements; (iv) any liability of Seller for product liability, personal injury, property damage, or otherwise based on any tort claim or statutory liability (including but not limited to any "dram shop" liability); (v) any federal, state, or local tax liability of Seller except to the extent expressly assumed hereunder, (vi) any contractual claim based on any lease, contract, or agreement other than the Contracts and Leases; (vii) any liability, obligation, or responsibility of Seller to Seller's employees, agents, or independent contractors with respect to wages, salaries, bonuses, or other compensation or benefits earned or accrued prior to the Closing (except for accrued vacation assumed pursuant to Section 6.3(e)); and (viii) any liability or obligation of Seller arising out of the negotiation, execution, or performance of this Agreement, including fees and expenses of


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attorneys and accountants, except as otherwise expressly provided herein.

     "Bill of Sale and Assignment Agreement" shall mean an instrument in substantially the form of Exhibit A hereto pursuant to which the Assets (except for the Owned Real Property) will be transferred and assigned to Purchaser at the Closing and pursuant to which Purchaser will assume the Assumed Liabilities.

     "Building Materials" shall have the meaning set forth in Section 10.14 hereof.

     "Business" shall mean the business of owning and operating the Restaurants and developing and opening new Applebee's restaurants in the Territory, as conducted prior to the Closing by Seller pursuant to the Franchise Agreements.

     "Closing" shall have the meaning set forth in Section 2.6 hereof.

     "Closing Date" shall mean the time and date that the Closing occurs.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Consents" shall mean all consents, approvals, waivers, and estoppels of others which are required to be obtained in order to effect the valid assignment, transfer, and conveyance to Purchaser of the Material Contracts and the Leases without resulting in any default or penalty thereunder.

     "Contracts" shall mean all contracts, agreements, and leases of equipment or other personal property that relate exclusively to the Business; provided, however, that the Franchise Agreements are not included within the meaning of "Contracts."

     "Deeds" shall mean special warranty deeds, limited warranty deeds or other appropriate instruments to convey good and marketable fee simple title to the Owned Real Property, with the warranty of title contained therein limited to the claims of Persons claiming by, through or under Seller, but not otherwise, in the form attached hereto as Exhibit "B" (a separate form being attached for each state in which Owned Real Property is located.)

     "Disclosure Memorandum" shall mean the set of numbered schedules referencing Sections of this Agreement delivered by Seller and dated of even date herewith, as supplemented by new or amended schedules delivered by Seller prior to the Closing.

     "Effective Time" shall have the meaning set forth in Section 2.5 hereof.



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     "Environmental Laws" shall mean all federal,  state,  municipal,  and local
laws,  statutes,  ordinances,  rules,  regulations,   conventions,  and  decrees
relating to the environment, including without limitation, those relating to emission, discharge, release, or threatened release of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, presence, management, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes, and any and all laws, rules, regulations, codes, directives, orders, decrees, judgments, injunctions, consent agreements, stipulations, provisions,
and  conditions  of  Environmental  Permits,  licenses,   injunctions,   consent
agreements, stipulations, certificates of authorization, and other operating authorizations, entered, promulgated, or approved thereunder.

     "Environmental Permits" shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a Government pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect the environment, including without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal.

     "Forum" shall mean any federal,  state, local, municipal, or foreign court,
governmental   agency,   administrative  body  or  agency,   tribunal,   private
alternative dispute resolution system, or arbitration panel.

     "Financing Commitment" shall have the meaning set forth in Section 6.4.

     "Franchise Agreements" shall mean those development  agreements,  franchise
agreements,   and  other  agreements  between  Seller  and  Franchisor  relating exclusively to the Territory.

     "Franchisor" shall mean Applebee's International, Inc.

     "Financial Statements" shall have the meaning set forth in Section 3.8.

     "Government" shall mean any federal,  state, local,  municipal,  or foreign
government   or   any   department,    commission,    board,   bureau,   agency,
instrumentality, unit, or taxing authority thereof.

     "Hazardous  Material" shall mean all substances and materials designated as
hazardous  or  toxic  as  of  the  date  hereof   pursuant  to  any   applicable
Environmental Law.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnification Agreement" shall mean an agreement in the form attached hereto as Exhibit "C".

     "Knowledge of Seller" (or words of like effect) when used to qualify a representation, warranty, or other statement shall mean the actual knowledge of Sellers' directors of operations for the Territory and all management of Seller senior thereto.

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     "Leases" shall mean the leases of real property and improvements  described on Schedule 1.1A.

     "Material Contracts" shall mean all Contracts that involve monetary obligations of Seller of more than $12,000 per year and that are not cancelable by Seller upon thirty days notice or less, a list of which is set forth in
Schedule 1.1B.

     "Minor Contracts" shall mean all Contracts that are not Material Contracts.

     "Note" shall have the meaning set forth in Section 2.3.

     "Orders" shall mean all applicable orders, writs, judgments, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

     "Owned Real Property" shall mean those tracts and parcels of land owned by Seller on which a Restaurant is located and the parcel located at 11807 Kingston Pike, Farragut, Tennessee, which is being held for development (all of which tracts and parcels are described in Schedule 1.1C) and all buildings, fixtures, signs, parking facilities, and other improvements located thereon.

     "Permits" shall mean all rights of Seller under any liquor, alcoholic beverage, beer and wine licenses, other licenses of every kind, certificates of occupancy, and permits or approvals of any nature, from governmental and regulatory authorities which relate exclusively to the Business, the Restaurants, or the Real Property.

     "Permitted Encumbrances" shall mean, in the case of all Real Property, (i) such easements, restrictions, covenants, and other such encumbrances which are shown as exceptions on the Title Commitments, (ii) any other encumbrances of record as of the effective date of the Title Commitments, (iii) ordinances (municipal and zoning), (iv) survey matters, and (v) such easements, restrictions, covenants, and other encumbrances which become matters of public record after the effective date of the Title Commitments and before the Closing, in each such case described in items (i) through (v) hereof, to the extent that such encumbrances are waived, or deemed to be waived, by Purchaser pursuant to
Section 7.1(a). Permitted Encumbrances shall include in the case of both Real Property and personal property all liens for taxes not yet due and payable subject to pro ration in accordance with Section 3.9.

     "Person" shall include an individual,  a  partnership,  a joint venture,  a
corporation,   a  limited   liability   company,   a  trust,  an  unincorporated
organization, a government, and any other legal entity.

     "Property Taxes" shall mean all ad valorem, real property, and personal property taxes, all general and special private and public assessments, all other property taxes, and all similar obligations pertaining to the Assets.

     "Real Property" shall mean the land and improvements comprising the Owned Real Property and all land and improvements subject to Leases.

     "Restaurants" shall mean the 26 Applebee's Neighborhood Grill & Bar restaurants operated by Seller at the locations set forth on Schedule 3.7.

     "Schedules" shall mean the numbered sections of the Disclosure Memorandum.

     "Seller Plans" shall have the meaning set forth on Schedule 3.15.

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     "Solid Waste" shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility, and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining, and agricultural operations, and from community activities.

     "Termination Date" shall mean April 30, 1998; provided that if prior to April 30, 1998, Purchaser shall have certified to Seller in writing that (i) the only contingencies precluding the Closing from occurring are Purchaser's obtaining any material Permits required for it to operate the Business or any Restaurant and/or the failure of Purchaser's lender to be ready to close Purchaser's financing for the purchase of the Assets and (ii) Purchaser has used its reasonable best efforts to cause such contingencies to have been satisfied by April 30, 1998, then the Termination Date shall be extended to a date five business days after any of the contingencies referenced above are satisfied, but in no event later than May 31, 1998.

     "Territory" shall mean those ADI's consisting of Knoxville, Tennessee; Bristol/Kingsport, Tennessee; Chattanooga, Tennessee; Columbus/Tupelo, Mississippi; Jackson, Mississippi; Meridian, Mississippi; Hattiesburg, Mississippi; and Biloxi/Gulfport, Mississippi, including the counties set forth on Schedule 1.1D.

     "Title Commitments" shall have the meaning set forth in Section 7.1(a).

     "Title Policies" shall mean the Owner's Title Policies and the Lessee's Title Policies as defined in Section 7.1(a).


                         ARTICLE II - PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, and based upon the representations and warranties contained herein, at the Closing Seller shall sell, transfer, assign, and deliver to Purchaser all of Seller's right, title, and interest in and to the Assets free and clear of any mortgage, security interest, lien, charge, claim, or other encumbrance of any nature except the Permitted Encumbrances, and Purchaser shall purchase the Assets from Seller for the Purchase Price set forth in Section 2.3.

     2.2 Assumption of Liabilities. As of the Effective Time, Purchaser shall assume all of the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser does not hereby assume or agree to assume or pay any obligations, liabilities, indebtedness, duties, responsibilities, or commitments of Seller or any other Person, of any nature whatsoever, whether known or unknown, absolute or contingent, due or to become due.

     2.3 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be $47,955,000 as adjusted as follows:

     (a) The amount of the Purchase Price shall be increased by (i) all Property Taxes accruing with respect to the Assets after the Closing that have been paid by Seller prior to Closing; (ii) all amounts paid by Seller under the Contracts and Leases with respect to periods after the Closing; (iii) any other prepaid expenses pertaining to the Business (such as telephone expenses, advertising expenses, utility charges, and the like) to the extent that the same will benefit Purchaser afte the Closing; and (iv) an amount equal to Seller's cost of those Assets consisting of food, beverage (including beer, wine, and liquor), and paper inventory as determined by the parties' joint inventory at the close of business on the day prior to the Closing Date.

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     (b) The amount of the purchase price shall be decreased by (i) all Property
Taxes accruing with respect to the Assets prior to the Closing that are due and payable after the Closing and that have not been paid as of the Closing, (ii) all amounts payable under the Contracts and Leases that pertain to periods before the Closing but are due and payable after the Closing and that have not been paid as of the Closing, (iii) the cost of unused vacation accrued as of the Closing Date by AD Personnel hired by Purchaser the cost of which is being assumed by Seller pursuant to Section 6.3(e), (iv) the amounts specified in
Section 10.14, if applicable pursuant to the terms of such section, and (iv) the amounts specified in Section 10.15, if applicable pursuant to the terms of such section.

     (c) The amount of the purchase price shall be further adjusted to reflect any expense paid by one party which the other party has agreed to pay or share pursuant to Section 10.1 or otherwise pursuant to this Agreement.

     (d) Not less than three days prior to Closing, the parties hereto will prepare a draft of a closing statement setting forth the adjustments to the Purchase Price made pursuant to this Section 2.3.

     The foregoing adjustments shall be calculated by the parties and set forth on Schedule 2.3 which shall be signed by both parties at Closing. The Purchase Price shall be paid by Purchaser by wire transfer on the Closing Date of $47,000,000 in immediately available funds to an account designated by Seller and by delivery at the Closing of a promissory note duly executed by Seller in the form attached to as Exhibit "D" (the "Note") in an amount equal to the remainder of the Purchase Price.

     2.4 Deliveries at the Closing. (a) At the Closing, Seller shall deliver to Purchaser the following:

     (i) A certificate executed by Seller, dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request that subject to the matters disclosed in the Disclosure Memorandum, as it may be supplemented by Seller from time to time, all representations and warranties of Seller in this Agreement are true in all material respects as of the Closing Date and such certificate shall also include the representations and warranties set forth on Exhibit "E";

     (ii) A certificate of the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request (A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery, and performance of this Agreement, the Bill of Sale and Assignment Agreement, and the Deeds, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) as to the incumbency and specimen signature of each officer of Seller executing this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Seller as to the incumbency and signature of the officer signing such certificate;

     (iii) The opinion of Kilpatrick Stockton LLP, counsel to Seller, in substantially the form of Exhibit "F" hereto;

     (iv) The Bill of Sale and Assignment Agreement, duly executed by Seller;

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    (v) The Consents;

     (vi) The Deeds, duly executed by Seller;

     (vii) An affidavit executed by or on behalf of Seller and dated as of the Closing Date acknowledging that no bills for labor or materials furnished to the Real Property are due and owing to any Person;

     (viii) A waiver, duly executed by Franchisor, releasing Seller from all obligations with respect to the development of additional restaurants in the Territory as required by the terms of any agreement between Franchisor and Seller;

     (ix) Any management agreements entered into pursuant to Section 7.2(f), duly executed by Seller;

     (x) The Indemnification Agreement, duly executed by Seller;

     (xi) Copies of all operating manuals, recipes, and other documents provided by Franchisor;

     (xii) A Cross-Receipt, duly executed by Seller; and

     (xiii) Any other documents that Purchaser may reasonably request prior to the Closing in order to effectuate the transactions contemplated hereby; provided, however, that Seller shall have the right to delay the Closing up to three business days to respond to any such request.

     (b) At the Closing Purchaser shall deliver to Seller the following:

     (i) A certificate executed by Purchaser, dated as of the Closing Date, certifying in such detail as Seller may reasonably request to the fulfillment of the conditions specified in Sections 7.3(a) and (b) hereof;

     (ii) A certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date, certifying in such detail as Seller may request
(i) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Bill of Sale and Assignment Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (ii) as to the incumbency and specimen signature of each officer of Purchaser executing this Agreement, and any certificate or instrument furnished pursuant hereto or to be furnished in connection herewith as of the Closing Date, and a certification by another officer of Purchaser as to the incumbency and signature of the officer signing such certificate;

     (iii) The funds constituting the cash portion of the Purchase Price;

     (iv) The Note, duly executed by Purchaser;

     (v) The Bill of Sale and Assignment Agreement, duly executed by Purchaser;

     (vi) The opinion of Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, counsel to Purchaser, in substantially the form of Exhibit "G" hereto;

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
   (vii) A waiver, duly executed by Franchisor, releasing Seller from all obligations with respect to the development of additional restaurants in the Territory as required by the terms of any agreement between Franchisor and Seller;

     (viii) Any management agreements entered into pursuant to Section 7.2(f), duly executed by Purchaser.

     (ix) The Indemnification Agreement, duly executed by Purchaser;

     (x) A Cross-Receipt, duly executed by Purchaser; and

     (xi) Any other documents that Seller may reasonably request at least three days prior to the Closing.

     2.5 Transfer of Operations. Purchaser shall be entitled to immediate possession of, and to exercise all rights arising under, the Assets from and after the time that the Restaurants open for business on the Closing Date, and operation of the Restaurants shall transfer at such time (the "Effective Time"). Except as expressly provided in this Agreement, all profits, losses, liabilities, claims, or injuries arising before the Effective Time shall be solely to the benefit or the risk of Seller. All such occurrences after the Effective Time shall be solely to the benefit or the risk of Purchaser. The risk of loss or damage by fire, storm, flood, theft, or other casualty or cause shall be in all respects upon Seller prior to the Effective Time and upon the Purchaser thereafter.

     2.6 Closing. The closing of the transactions described in this Article II (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, at 10:00 a.m. on April 30, 1998, or on such other date and time as may be mutually agreed upon by the parties hereto. Purchaser may delay the Closing for up to three business days following receipt of any amendment to the Disclosure Memorandum.

     2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the various Assets as set forth on Schedule 2.7 hereof. Each party hereby agrees that it will not take a position on any income tax return, Internal Revenue Service Form 8594, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is inconsistent with the terms of this Section 2.7.

     2.8 Further Assurances. From time to time after the Closing at Purchaser's request and expense, Seller shall execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform and discharge the Assumed Liabilities. Each party hereto will cooperate with the other and execute and deliver to the other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purpose of this Agreement.

             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to the limitations and exceptions set forth in the Disclosure Memorandum dated of even date hereof, as supplemented or amended from time to time by Seller prior to the Closing Date to reflect any event or occurrence after the date hereof, regardless of whether any Schedule constituting a part of the Disclosure Memorandum is referenced in any specific provision below, Seller hereby represents and warrants to Purchaser as follows:

     3.1 Organization, Qualifications and Corporate Power. Seller is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Georgia and has all requisite authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted and is duly qualified or licensed as a foreign corporation in good standing to do business in Tennessee and Mississippi. Seller has the corporate power and authority to execute, deliver, and perform this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, the Indemnification Agreement, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller pursuant to this Agreement.

     3.2 Authorization. The execution, delivery, and performance by Seller of this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, the Indemnification Agreement, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller pursuant to this Agreement have been duly authorized by all necessary corporate actions or proceedings on the part of Seller, including approval by the Board of Directors of Seller and no other corporate actions or proceedings on the part of Seller are necessary under its Articles of Incorporation, its Bylaws, by law, or otherwise to authorize the execution and delivery by the Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated herein.

     3.3 Non-Contravention. The execution, delivery and performance of this Agreement will not violate or result in a breach of any term of Seller's Articles of Incorporation or Bylaws, subject to obtaining the consents to assignment of the Leases and Material Contracts set forth on Schedule 3.3, result in a breach of any agreement (including, without limitation, any Leases) or other instrument to which Seller is a party (except for defaults under Minor Contracts where the consent of the other party or parties to such contract to the assignment thereof will not be obtained), result in any penalty, or violate any law or any order, rule, or regulation applicable to Seller of any court or of any regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Seller; and will not result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the Assets. Except as set forth on Schedule 3.3 and except for consents required under Minor Contracts, the execution, delivery and performance of this Agreement and the other documents executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not require any filing with, notice to or consent, waiver or approval of any third party, including but not limited to, any governmental body or entity other than any filing required under the HSR Act and the expiration of any applicable waiting period thereunder. Schedule 3.3 identifies separately each notice, consent, waiver, or approval by reference to each Lease and to each Material Contract to which it is applicable.

     3.4 Validity. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. When the Bill of Sale, Assignment Agreement, and the Indemnification Agreement have been executed and delivered in accordance with this Agreement, they will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. The documents delivered by Seller at Closing will be sufficient to transfer to Purchaser all of Seller's right, title, and interest in and to the Assets.

     3.5 Assets. (a) Seller has good and valid title to all of the Assets constituting personal property, free and clear of any and all mortgages, pledges, security interests, liens, charges, conditional sales agreements, and other encumbrances except Permitted Encumbrances, or except for personal property held subject to equipment or other personal property leases that will be purchased by Seller on or before the Closing Date pursuant to Section 4.13 below, whereupon Seller shall have good title to such property free and clear of any and all mortgages, pledges, security interests, liens, charges, conditional sales agreements, and other encumbrances except Permitted Encumbrances.

     (b) The Assets located at each Restaurant constitute all tangible personal property required on site to operate the Restaurant in accordance with the Franchise Agreements.

     (c) There are no assets or property of any nature which are not being transferred to Purchaser hereunder that has been customarily used exclusively in the operation or ownership of the Restaurants other than Permits and software licenses that are not assignable.

     (d) Each Asset constituting tangible personal property having a fair market value of $2,000 or more is in good operating condition consistent with its age, subject to normal wear and tear. As to each Restaurant, the maximum replacement cost of Assets constituting tangible personal property which are not in good operating condition consistent with their age, subject to normal wear and tear, is less than $10,000.

     3.6 Contracts and Leases.

     (a) Each Material Contract and Lease is a valid and subsisting agreement, without any material default of Seller thereunder, and to the knowledge of Seller, without any default on the part of any other party thereto. To the knowledge of Seller, no event or occurrence has transpired which with the passage of time or giving of notice or both will constitute a default under any Material Contract or Lease. A true and correct list of each Material Contract and Lease and every amendment thereto or other agreement or document relating thereto is set forth as Schedules 1.1A and 1.1B to this Agreement. True and correct copies of the Material Contracts and Leases (and any amendments thereto) have been provided to Purchaser. The summary of certain terms of the Leases and any amendments thereto set forth on Schedule 1.1A is true and correct. At the time of Closing, Seller shall have made all payments and performed all obligations due through the Closing Date under each Contract and Lease, except to the extent that any payment due is set forth on Schedule 2.3 and deducted in calculating the Purchase Price pursuant to Section 2.3.

     (b) No Contract or Lease has been assigned by Seller or is subject to any mortgage, pledge, hypothecation, security interest, lien, or other encumbrance or claim, nor has any interest therein been granted by Seller to any third party.

     (c) Seller's possession of property subject to the Leases has not been disturbed, nor has any claim been asserted against Seller adverse to its rights in such leasehold interests.

     (d) The Contracts have been entered into in the ordinary course of Seller's business and, in Seller's opinion, contain commercially reasonable terms.

     3.7 Real Property.

     (a) Schedule 3.7(a) sets forth with respect to each Restaurant, its location, whether it is located on Owned Real Property or is on a site subject to a Lease, and whether the improvements are owned or leased.

     (b) The water, electric, gas, and sewer utility services, and storm drainage facilities currently available to each parcel of Real Property are adequate for the operation of the Restaurants as presently operated, and to Seller's knowledge, there is no condition which will result in the termination of such utility services and other facilities or of the present access from each parcel of Real Property to such utility services and other facilities.

     (c) Seller has obtained all authorizations and rights-of-way which are necessary to ensure vehicular and pedestrian ingress and egress to and from the site of each Restaurant, all of which are assignable and shall be assigned to Purchaser at the Closing. Except as set forth in Schedule 3.7(c), to the knowledge of Seller, there is no fact or condition which would or could result in a termination or reduction of the current access of the real property to existing roads.

     (d) Except as set forth in Schedule 3.7(c), Seller has received no notice that any governmental body having the power of eminent domain over any parcel of Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to any part of the Real Property.

     (e) The Real Property and the present uses thereof comply in all material respects with all material laws and regulations (including zoning laws and ordinances) of all governmental bodies having jurisdiction over the Real Property, and Seller has received no notice from any governmental body alleging that the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any regulations of any governmental body having jurisdiction over the Real Property.

     (f) To the knowledge of Seller and except as set forth in Schedule 3.7(c), no work for municipal improvements has been commenced on or in connection with any parcel of Real Property or any street adjacent thereto and no such improvements are contemplated. No assessment for public improvements has been made against the Real Property which remains unpaid and Seller has received no notice and has no knowledge of any pending improvement liens or special assessments to be made against the Real Property by any governmental authority, and the Real Property is not subject to any current use assessment or possible "roll-back" taxes. No notice from any county, township, or other governmental body has been served upon the Real Property or received by Sellers, or to the knowledge of Seller received by any owner of any of the Real Property subject to a Lease, requiring or calling attention to the need for any work, repair, construction, alteration, or installation on or in connection with the Real Property which has not been complied with.

     (g) Seller holds all Environmental Permits necessary for conducting the Business and has conducted, and is presently conducting, the Business in material compliance with all applicable Environmental Laws and Environmental Permits held by it, including, without limitation, all record keeping and filing requirements. Seller has not taken or omitted to take any action relating to the Real Property that would result in any liability to Seller or any subsequent owner or lessee of the Real Property under any Environmental Law. Except as set forth in Schedule 3.7(g), to the Seller's knowledge, all Hazardous Materials and Solid Waste, on, in, or under Real Property have been properly removed and disposed of, and to the Seller's knowledge no past or present disposal, discharge, spill, or other release of, or treatment, transportation, or other handling of Hazardous Materials or Solid Waste on, in, under, or off-site from any Real Property will subject the Purchaser, or any subsequent owner, occupant, or operator of the Real Property to corrective or compliance action or any other liability. There are no presently pending, or to Seller's knowledge, threatened Actions or Orders against or involving Seller relating to any alleged past or ongoing violation of any Environmental Laws or Environmental Permits with respect to the Real Property, nor to Seller's knowledge is Seller subject to any liability for any such past or ongoing violation. To Seller's knowledge there are no underground storage tanks located on the Owned Real Property.

     (h) To the knowledge of Seller, there are no disputes concerning the location of property lines or corners of the Owned Real Property.

     (i) To the knowledge of Seller, there are no mineshafts or sinkholes under the Real Property.

     3.8 Financial Statements. Schedule 3.8 contains for each Restaurant unaudited statements of operations as of the end of the 1997 fiscal year and for each fiscal month ended thereafter through the date hereof for which such statements are available, prepared in accordance with generally accepted accounting principles, except for the absence of explanatory notes and except as otherwise expressly described therein (the "Financial Statements"). The Financial Statements have been prepared in accordance with Seller's historical practices and fairly present the operations of the Restaurants for the periods presented and as of their respective dates.

     3.9 Taxes. All Property Taxes relating to the Assets have been fully paid for 1997 and all prior tax years and there are no delinquent property tax liens or assessments. Seller has also timely filed (or will timely file) all other tax returns and reports of whatever kind pertaining to the Assets and required to be filed by Seller up to the Closing Date. Seller has paid (or will timely pay) all Taxes of whatever kind, including any interest, penalties, governmental charges, duties, fees, and fines imposed by all governmental entities or taxing authorities, which are due and payable prior to the Closing Date or for which assessments relating to any period prior to the Closing Date have been received, the nonpayment of which would result in lien on any of the Assets. There are no audits, suits, actions, claims, investigations, inquiries, or proceedings pending or, to Seller's knowledge, threatened against Seller with respect to taxes, interest, penalties, governmental charges, duties, or fines, nor are any such matters under discussion with any governmental authority, nor have any claims for additional taxes, interest, penalties, charges, fines, fees, or duties been received by assessed against Seller that in any such case affect the Assets. "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, excise and ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property, or other taxes, customs, duties, fees, assessments, or charges of any nature whatsoever, together with any interest, penalties, addition to tax, or additional amounts imposed by any taxing authority, domestic, or foreign.

     3.10 Litigation. Except as set forth on Schedule 3.10, there is no material action, suit, investigation, or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller that pertains to the Restaurants, any of the Assets or, to Seller's knowledge, the Real Property subject to Leases before any court or by or before any governmental body or arbitration board or tribunal nor is Seller aware of any facts which are likely to result in any such action, suit, investigation, or proceeding. Seller is not in violation of any term of any judgment, decree, injunction, or order outstanding against it.

     3.11 Permits. Seller has all material Permits as are necessary to operate the Restaurants. Seller has fulfilled and performed all of its material obligations with respect to such Permits and, to the knowledge of Seller, no event has occurred which allows, nor after notice or lapse of time or both would allow, revocation or termination thereof or would result in any other impairment of the rights of the holder of any such Permits. Except as set forth of Schedule 3.11, to the knowledge of Seller, there is no pending or proposed modification of any Permit or other regulation or ordinance in any state, county, municipal, or other government unit affecting the Business in any material respect.

     3.12 Health and Safety Requirements. To the knowledge of Seller, Seller is in compliance with all laws, governmental standards, rules and regulations applicable to Seller or to any of the Assets in respect to the Americans with Disabilities Act and similar state laws, occupational health and safety laws, and environmental laws.

     3.13 Employment Contracts, Etc. Seller is not is a party to any written employment agreements related to the employees at the Restaurants, (or any oral agreements providing for employment other than employment "at will") or any deferred compensation agreements.

     3.14 Labor Matters. Seller is not and never has been a party to any collective bargaining or other labor agreement affecting the Business. To the knowledge of Seller, there is no pending or threatened labor dispute, strike, work stoppage, union representation, election, negotiation of collective bargaining agreement, or similar labor matter affecting the Business. Seller is not involved in any controversy with any group of its employees or any organization representing any employees involved in the Business, and to the knowledge of Seller, Seller is in compliance with all applicable federal and state laws and regulations concerning the employer/employee relationship, including but not limited to wage/hour laws, laws prohibiting discrimination, and labor laws. Seller is in compliance with all of its agreements relating to the employment of its employees, including, without limitation, provisions thereof relating to wages, bonuses, hours of work and the payment of Social Security taxes, and Seller is not liable for any unpaid wages, bonuses, or commissions or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

     3.15 Employee Benefits.

     (a) Schedule 3.15 hereto contains a true and complete list of all the following agreements or plans of Seller which are presently in effect and which cover or benefit any of the employees engaged in the Business:

     (i) "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

     (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefits, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, forma or informal, which Sellers maintains or to which Seller has any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise (the plans, programs, policies, or arrangements described in clauses (i) or (ii) are herein collectively referred to as the "Seller Plans").

     (b) Seller has provided to Purchaser copies of all Seller Plans.

     (c) All Seller Plans have been operated, administered, and funded in compliance with the applicable provisions of ERISA, the Code, and all applicable regulations promulgated thereunder (including the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code). Without limiting the generality of the foregoing:

     (i) No "reportable event" (as such term is defined in Section 4043(a) of ERISA) and no transaction described in Section 406 of ERISA has occurred with respect to any of the Seller Plans.

     (ii) There are no pending, threatened, or anticipated claims by, against, or on behalf of the Seller Plans other than uncontested routine claims by participants and beneficiaries for benefits due and owing under the Seller Plans.

     (iii) None of the Assets is subject to a lien pursuant to Section 302(f) or
Section 4068 of ERISA and no event has occurred which could subject any of the Assets to any such lien.

     (iv) Neither the Seller nor any of its affiliates has engaged in any transaction or is a successor to or parent corporation of any party which has engaged in any transaction which could subject it to liability under Section 4069 of ERISA.

     (d) Seller has never sponsored, maintained, made, or been required to make contributions to a multi-employer plan as defined in Section 3(37) of ERISA.

     (e) No Seller Plan is subject to Title IV of ERISA.

     3.16 Employees. Seller has not made any statements to its employees which are inconsistent with the provisions of Sections 6.3(a), 6.3(b) or 6.3(c).


     3.17 Inventory. The inventory (including food, beverage, and liquor and all paper products) in each Restaurant consists of a quality which is usable and saleable in the ordinary course of business. Stocks of new uniforms and supplies (including carbon dioxide, matches, filters, balloons, crayons, and other children's novelties and menus) are of a quantity and quality customary to Seller's past practice. All inventory, uniforms, and supplies are of a nature and quality which complies with the Franchise Agreements.

     3.18 Accuracy of Schedules, Certificates, and Documents. No representation, warranty, or covenant by Seller in this Agreement (including the Exhibits attached hereto and the Disclosure Memorandum) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to be stated herein or therein necessary in order to make the statements herein or therein not misleading. All documents furnished to Purchaser pursuant to this Agreement which are documents described in this Agreement or in the Disclosure Memorandum are true and correct copies of the documents which they purport to represent.


                        ARTICLE IV - COVENANTS OF SELLER

     4.1 Performance of Real Property Leases and Assumed Contracts. Seller shall, through the Closing Date, continue to faithfully and diligently perform each and every continuing obligation of Seller, if any, under each of the Leases and Material Contracts, where the failure to do so would have a material adverse affect on the operations of a Restaurant.

     4.2 Lease Options. Seller shall, through the Closing Date, exercise any option becoming exercisable under a Lease to extend the term of such Lease.


     4.3 Transfer of Licenses and Permits. Seller shall use reasonable best efforts to cooperate in assisting Purchaser with the assumption, transfer, or reissuance of any and all Permits required for the operation of the Restaurants.


     4.4 Liabilities of Seller. All liabilities of Seller related to the Assets which are not Assumed Liabilities will be promptly paid by Seller as they come due.

     4.5 Agreements Respecting Employees of Seller.

     (a) Prior to the Effective Time without the prior written approval of Purchaser, Seller shall not transfer or reassign to operations outside the Business any employee exclusively involved in the operation or supervision of the Restaurants ("ADI Personnel") At the Effective Time, Seller shall terminate the employment of all ADI Personnel. For a period of twelve months following the Closing, Seller shall not hire any person who was an employee of Purchaser within the previous three months. For a period of eighteen months following the Closing, Seller shall not solicit for employment any person who is an employee of Purchaser.

     (b) Seller shall be solely responsible for any severance amounts due or granted by Seller to any ADI Personnel.

     (c) Seller shall cooperate with Purchaser in the transition of coverage of ADI Personnel from Seller's health, medical, life insurance and other welfare plans to plans maintained by Purchaser.

     4.6 Conduct of Business. (a) From the date hereof until Closing, Seller shall (i) operate the Restaurants as they are currently being operated and in the ordinary course of business and in compliance with all terms and conditions of the Franchise Agreements, using reasonable best efforts in keeping with Seller's historical practices to preserve and maintain the services of its employees and its relationships with suppliers and customers, (ii) pay all bills and debts incurred by it related to the Business promptly as they become due, and (iii) consult in advance with Purchaser on all decisions outside the ordinary course of business relating to the Assets or the Restaurants.

     (b) In particular, and without limiting the foregoing, with respect to the Business, Seller shall:

     (i) continue to conduct the advertising activities and efforts as set forth on Schedule 4.6;

     (ii) maintain the Assets consistent with past practices and in accordance with the maintenance capital expenditure budget set forth on Schedule 4.6;

     (iii) continue to conduct on a timely basis all Restaurant remodeling and refurbishments as set forth on Schedule 4.6, which Schedule shows the remodeling and refurbishment activities of Seller with respect to the Territory as budgeted by Seller;

     (iv) continue to purchase and maintain inventories for each Restaurant in such quantities and quality as necessary to operate the Restaurants in accordance with Seller's historical practice;

     (v) continue to operate the Restaurants in accordance with all material applicable local, state, and federal laws and regulations; and

     (c) Further, with respect to the Restaurants, Seller shall not, without the express prior written approval of Purchaser:

     (i) change in any material manner the ownership of the Assets;

     (ii) increase the rate of compensation to ADI Personnel beyond the usual and customary annual merit increases or bonuses under established compensation plans, except for payments under the stay-bonus plan described on Schedule 4.6, which has been approved;

     (iii) mortgage, pledge, or subject to lien any of the Assets;

     (iv) sell or otherwise dispose of any Asset except in the ordinary course of business;

     (v) enter into any Material Contract except in the ordinary course of business and consistent with past practices;

     (vi)  establish  or adopt any new  "employee  benefit  plan" as  defined in
Section 3(3) of ERISA; or

     (vii) other than in the ordinary course of business, cancel or terminate or consent to or accept any cancellation or termination of any Material Contract or Lease, amend or otherwise modify any of its material terms or waive any breach of any of its material terms or provisions or take any other action in connection with any Material Contract or Lease that would materially impair the interests or rights of Seller to be transferred to Purchaser hereunder.

     4.7 Access to Information. Seller shall afford Purchaser, its counsel, financial advisors, auditors, lenders, lenders' counsel and other authorized representatives reasonable access for any purpose consistent with this Agreement from the date hereof until the Closing, during normal business hours, to the offices, properties, books, and records of Seller with respect to the Assets and the Restaurants and shall furnish to Purchaser such additional financial and operating data and other information as Seller may possess and as Purchaser may reasonably request, subject to Purchaser's obligations regarding the confidentiality of such information as set forth in Section 6.2 hereof; provided, however, that such access shall be arranged in advance by Purchaser with Seller and will be scheduled in a manner and with a frequency calculated to cause the minimum disruption of the business of Seller.

     4.8 Reporting Requirements. Through the Closing Date, Seller shall furnish to Purchaser:

     (a) Promptly after the occurrence, or failure to occur, of any such event, information respect to any event which has materially adversely affected the Assets or the operations of the Restaurants.

     (b) As soon as available and in any event within fifteen business days after the end of each fiscal month, the statement of operations of each Restaurant for such month in the Seller's regularly prepared format.

     (c) Promptly after the commencement of each such matter, notice of all actions, charges, orders or other directives affecting the Business or any Restaurant that, if adversely determined, could materially adversely affect the Assets, the operations, business, prospects or condition (financial or otherwise) of the Restaurant or the ability of Seller to perform its obligations hereunder;

     (d) Such other information respecting the Assets or the operations, business prospects, or condition (financial or otherwise) of the Restaurants as the Purchaser may from time to time reasonably request.

     4.9 Cooperation. Insofar as such conditions are within its reasonable control or influence, Seller will use reasonable best efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby, including obtaining the Consents. The parties acknowledge that no consents will be sought with respect to any Minor Contract even if the failure to so obtain a consent to assignment may result in a default or termination thereunder. Seller will use reasonable best efforts to obtain required consents of landlords to the assignment of the Leases and shall bear any expenses associated with obtaining such consents; however, Seller shall not be required to make any payment to a landlord (other than reimbursement of expenses), guarantee any Lease or remain liable for the payment thereof following the Closing, or agree to any concessions or amendment to other leases or arrangements with such landlord in order to obtain such consents.

     4.10 Subsequent Contracts. From the date of this Agreement to the Closing Date, Seller shall use reasonable best efforts (a) to include in any Material Contracts entered into by Seller ("Subsequent Contracts") a provision permitting the assignment of any such Subsequent Contract to Purchaser and providing that upon such assignment, Purchaser shall succeed to all of Seller's rights, title, and interests thereunder subject to the Purchaser's assumption of all of Seller's duties, powers, and obligations under such Subsequent Contract, and (b) to ensure that no Subsequent Contract contains any provision which would limit in any way the rights, title, and interests of Seller in the Assets.

     4.11 Transition Services.

     (a) For a period of three months after the Closing, if and to the extent requested in writing by Purchaser, Seller agrees to provide to Purchaser restaurant accounting, POS system support, and/or other services related to the Restaurants as mutually agreed upon between Seller and Purchaser (the "Services"). Purchaser shall give Seller notice of the Services requested at least thirty days prior to Closing. The Services shall be provided promptly as requested and shall be provided i the same manner and with the same or similar personnel as Seller previously utilized. Purchaser may extend the period for which the Services will be provided for up to sixty days by giving at least forty-five days prior written notice to Seller.

     (b) Purchaser will pay for the Services on a monthly basis. The Services will be provided for an agreed upon fixed fee.

     4.12 Delivery of Real Estate Documents. Within five business days of the date hereof Seller shall provide to Purchaser legal descriptions of the Owned Real Property and copies of all surveys, title policies, and environmental reports pertaining to the Owned Real Property in Seller's possession.


     4.13 Equipment Leases and Liens. (a) Prior to or at the Closing, Seller shall purchase all equipment and other tangible personal property customarily located in the Restaurants or on the Real Property or used exclusively with respect to the Business that is subject to any equipment or other personal property lease (other than immaterial personal property such as a postage meter or copying machine separately subject to a Minor Contract). Title to all such property so acquired shall be transferred to Purchaser at Closing free and clear of any lien, security interest, claim, or other encumbrance.

     (b) Seller shall satisfy any and all claims for mechanic's or materialmen's liens against the Real Property or any part thereof on or prior to Closing.

     (c) Prior to or at the Closing, Seller shall cause to be removed any security deed, deed of trust, security interest, lien, or other encumbrance upon the Owned Real Property or any other Asset that secures any loan, debt, or other financing obligation.

              ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers as follows:

     5.1 Organization, Corporate Power, Authorization. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Alabama and in each other jurisdiction in which it is lawfully required to qualify to conduct business. Purchaser has the power and authority to execute and deliver this Agreement, the Bill of Sale and Assignment Agreement, and the Indemnification Agreement and to consummate the transactions contemplated hereby. All action on the part of Purchaser necessary for the authorization, execution, and delivery of this Agreement, the Bill of Sale and Assignment Agreement, and the Indemnification Agreement, and performance of all obligations of Purchaser thereunder has been duly taken.

     5.2 Non-Contravention. The execution and delivery of this Agreement, the Bill of Sale and Assignment Agreement, and the Indemnification Agreement by
Purchaser do not and the consummation by Purchaser of the transactions contemplated hereby and thereby will not violate any provision of its articles of organization or operating agreement.

     5.3 Validity. This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. When the Bill of Sale and Assignment Agreement, and the Indemnification Agreement have been executed and delivered in accordance with this Agreement, they will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with their terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights.

     5.4 Litigation Relating to the Agreement. Purchaser is not a party to, or subject to any judgment, decree, or order entered in any lawsuit or proceeding brought by any governmental agency or instrumentality or other party seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.

                      ARTICLE VI - COVENANTS OF PURCHASER

     6.1 Purchaser Performance. After the Closing Date, Purchaser shall promptly pay as they become due and otherwise perform all obligations of Seller, subject to Purchaser's right, in good faith, to contest the amount or validity of such obligation under the Assumed Liabilities and otherwise perform and fulfill all other obligations with respect to the Assets pertaining to the period after the Closing Date; provided, however, that this Agreement is intended only for the benefit of the parties hereto and neither this Agreement, nor any of the rights, interests, or obligations hereunder, is intended for the benefit of any other Person.

     6.2 Confidentiality. In connection with the negotiation of this Agreement, Seller may disclose Confidential Information, as defined below, to Purchaser. Purchaser agrees that if the transactions contemplated herein are not consummated, it will return to Seller all documents and other written information furnished to it. Purchaser further agrees to maintain the confidentiality of any and all Confidential Information of Seller and not disclose any Confidential Information to any Person othe than its employees, agents, attorneys, lenders, and accountants in connection with the transactions contemplated hereby or use such Confidential Information for financial gain or in any manner adverse to Seller; provided, however, the foregoing obligations shall not apply to (i) any information which was known by Purchaser prior to its disclosure by Seller; (ii) any information which was in the public domain prior to the disclosure thereof; (iii) any information which comes into the public domain through no fault of Purchaser; (iv) any information which is disclosed to Purchaser by a third party, other than an affiliate, having the legal right to make such disclosure; or (iv) any information which is required to be disclosed by Order of any Forum. For purposes of this Section, "Confidential Information" shall mean any and all technical, business, and other information which is (a) possessed or hereafter acquired by Seller and disclosed to Purchaser and (b) derives economic value, actual or potential, fro not being generally known to Persons other than Seller, including, without limitation, technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, information regarding the business plans and operations of Seller, and the existence of discussions and negotiations between the parties hereto relating to the terms hereof. The restrictions of this Section shall expire three years from the date hereof with respect to any confidential business information that does not constitute a trade secret under applicable law.

     6.3 Seller Employees.

     (a) Purchaser shall offer employment to all ADI Personnel as to whom Purchaser has been furnished all employment records at Closing upon terms and conditions substantially equivalent to those provided by Seller; however, Purchaser shall not be required to provide stock options or any stock purchase rights. For a period of twelve months following the Closing, Purchaser shall not hire any person who was an employee of Seller or any subsidiary of Seller within the previous three month (other than ADI Personnel) and for a period of eighteen months following the Closing. Purchaser shall not solicit for employment any person who is an employee of Seller or any subsidiary of Seller.

     (b) Each of the ADI Personnel offered employment pursuant to Section 6.3(a) shall be offered employment by Purchaser as an "at will" employee of Purchaser to perform such duties as Purchaser may assign to such employee from time to time. Each such employee shall be subject to the same rules and policies applicable to Purchaser's current employees with respect to all employment related matters including retention, disciplinary action, termination, promotion, compensation, and except as otherwise provided in this Agreement, benefits. Each party hereby represents to the other party that neither such party nor any of its officers or directors has made any representation to any such employee which is materially inconsistent with the foregoing.


     (c) The covenants of Purchaser contained in this Section are made solely to Seller. Nothing contained in this Section gives or shall be construed as giving any employee of Seller, including ADI Personnel, any right to be employed by Purchaser in any capacity, for any rate of compensation or for any period of time. No employee of Seller, including ADI Personnel, shall be considered a third party beneficiary of the covenants of Purchaser contained in this Section and Purchaser shall have no liability to any employee on account of its breach of any such covenants.

     (d) Purchaser shall maintain employee records transferred to Purchaser hereunder for a period of not less than four years and during that period will afford Seller reasonable access to such records during Purchaser's normal business hours. Purchaser shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Purchaser's treatment of its employee records.

     (e) Purchaser agrees with respect to ADI Personnel hired by Purchaser: (i) to give such employees credit under Purchaser's benefits plans, programs, and arrangements, including credit for accrued vacation which has been charged to Seller under Section 2.3, for such employees' period of service with Seller, provided that such credit shall only be taken into account under any tax-qualified plan maintained by Purchaser for purposes of determining such employees' eligibility for participation and eligibility to satisfy any hours of service requirement in order to receive an allocation of an employer contribution; (ii) to provide coverage to such employees who are eligible under Purchaser's health, medical, life insurance, and other welfare plans (A) without the need to undergo a physical examination or otherwise provide evidence of insurability; (B) any pre-existing condition or similar limitations or exclusions will be applied by taking into account the period of coverage under Seller's plan; (C) by applying and giving credit for amounts paid for the plan year in which the Closing Date occurs as deductibles, out of pocket expenses, and similar amounts paid by individuals and their beneficiaries.

     6.4 Cooperation. Insofar as such conditions are within its reasonable control or influence, Purchaser shall use reasonable best efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby. Specifically, but not by way of limitation, Purchaser will (i) use its reasonable best efforts to obtain a signed commitment letter for financing in substantially the form attached hereto as Exhibit "H" from the lender referenced therein ("Financing Commitment") and to obtain financing from such lender on the terms set forth therein, (ii) promptly provide Franchisor with all information required by Franchisor to determine whether Purchaser will be approved as a franchisee with respect to the Territory, (iii) actively pursue an agreement with Franchisor as to the principal terms of franchise and development agreements with respect to the Territory, and (iv) file all documents required to obtain approval of the transactions contemplated hereby under the HSR Act within 15 days of the date hereof.


               ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING

     7.1 Title Examination and Property Inspection. (a) Purchaser shall have 30 days following the later of the date of this Agreement or the receipt of the documents referred to in Section 4.12 (the "Title Inspection Period") to obtain and review (i) current ALTA/ASCM as-built surveys and title insurance commitments with respect to the Owned Real Property ("Owner's Title ALTA Commitments") pursuant to which the Title Company will agree to issue at Closing owner's policies of title insurance ("Owner's Title Policies") on American Land Title Association standard Form B-1970, without exceptions except as shown in the Owner's Title ALTA Commitments, to be issued by a reputable title insurance company of Purchaser's choice and reasonably acceptable to Seller ("Title Company") in an amount in the case of each parcel equal to the purchase price allocated to such parcel of the Owned Real Property pursuant to Section 2.7, and
(ii) current ALTA/ASCM as-built surveys and title insurance commitments wit respect to the Real Property subject to a Lease (collectively, the "Leased Real Property") (the "Lessee Title Commitments", and collectively with the Owner's Title ALTA Commitments, the "Title Commitments") pursuant to which the Title Company will agree to issue at Closing lessee's policies of title insurance ("Lessee's Title Policies") on American Land Title Association standard form of leasehold owner's policy to insure leasehold estates, showing no exceptions except as shown in the Lessee Title Commitments. The Owner's Title Policies shall insure the Purchaser that, upon consummation of the purchase and sale herein contemplated, Purchaser will be vested with good, fee simple, marketable and insurable title to the Owned Real Property, subject only to the Permitted Encumbrances or encumbrances arising out of acts of the insured. The Lessee's Title Policies shall insure the Purchaser that, upon consummation of the transactions herein contemplated, Purchaser will be vested with a good, valid, marketable and insurable leasehold estate in and to the Leased Real Property, subject only to the Permitted Encumbrances. Seller and Purchaser shall take such steps as may be necessary to cause the deletion of all the standard exceptions within the Title Policies for mechanic's and materialmen's liens and the survey exceptions. Purchaser shall have until the end of the Title Inspection Period in which to furnish Seller a written statement of objections to any title, ordinance, zoning, or survey matter ( Material Objections"). Any requirements of Schedule B-1 of the Title Commitments, to the extent not within the control of Purchaser, shall automatically be considered as Material Objections. Seller shall have until the Termination Date to satisfy such Material Objections (but with no obligation to do so) in all material respects, and if Seller fails to satisfy all Material Objections in all material respects on or prior to the Termination Date, then Purchaser's sole right and remedy shall be to either (i) waive the Material Objections and elect to close (in which case the subject of such Material Objections shall be deemed Permitted Encumbrances), or (ii) terminate this Agreement by giving written notice of such termination to Seller. If Purchaser fails to furnish Seller a written statement of Material Objections by the end of the Title Inspection Period with respect to any matter appearing as an exception on a Title Commitment, such matter along with all other encumbrances of record as of the effective date of the Title Commitments not objected to by Purchaser shall be deemed waived by Purchaser and shall be a
Permitted Encumbrance. Any easement, restriction, covenant, and other encumbrance which becomes an exception to title after the date of the Title Commitments and prior to the Closing shall upon notice to Seller in writing be considered a Material Objection. The parties acknowledge that some of the Leased Real Property may be located in shopping centers, and as such, unless the leased premises are a free standing building located on a separate pad with its own legal description ("Free Standing Premises") the Lessee Title Commitments for such Leased Real Property will contain encumbrances for entire shopping centers. Notwithstanding anything to the contrary contained herein, while Lessee Title Commitments will be delivered for such Leased Real Property, no surveys will be delivered for Leases unless such Leases are for Free Standing Premises. With respect to Leased Real Property other than Free Standing Premises, Purchaser may not object to title encumbraces for such Leased Real Property that do not affect the premises leased under the Leases or tenant's rights under such Leases, which such encumbrances shall be deemed to be Permitted Encumbrances.

     (b) Property Inspection.

     (i) Between the date of this Agreement and the Closing Date, Purchaser and Purchaser's agents, employees, contractors, representatives and other designees (hereinafter collectively called "Purchaser's Designees") shall have the right to enter the Real Property for the purposes of inspecting the Real Property, conducting soil tests, conducting surveys, mechanical and structural engineering studies, environmental studies, and conducting any other investigations, examinations, tests, and inspections as Purchaser may reasonably require to assess the condition of the Real Property; provided, however, that (A) any activities by or on behalf of Purchaser, including, without limitation, the entry by Purchaser or Purchaser's Designees onto the Real Property, or the other activities of Purchaser or Purchaser's Designees with respect to the Real Property (hereinafter called "Purchaser's Activities") shall not damage the Real Property in any manner whatsoever or disturb or interfere with the rights of any lessor of Leased Real Property; provided, however, that Seller agrees and acknowledges that Purchaser's activities may, upon reasonable notice to Seller, involve soil borings and samplings and similar invasive procedures that will not adversely affect operations of the Restaurants or affect the structural integrity of the Real Property; (B) in the event the Real Property is altered or disturbed in any manner in connection with any Purchaser's Activities, Purchaser shall promptly return the Real Property t the condition existing prior to Purchaser's Activities; (C) Purchaser shall in no event without Seller's prior written consent disclose the results of any of its investigations, examinations, tests, or inspections to any party (including any Government unless required by law) other than to its lenders, attorneys, consultants, and investors; and (D) Purchaser shall indemnify, defend, and hold Seller harmless from and against any and all claims, liabilities, damages, losses, costs, and expenses of any kind or nature whatsoever (including, without limitation, attorneys' fees, and expenses and court costs) suffered, incurred or sustained by Seller as a result of, by reason of, or in connection with any Purchaser's Activities. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not have the right to undertake any environmental studies or testing beyond the scope of a standard "Phase I" evaluation without the prior written consent of Seller and, if applicable, the lessor of any Leased Real Property; provided, however, that Purchaser shall have the right to undertake and conduct a "Phase II" evaluation or other evaluation Purchaser deems necessary on the Real Property on which the Bristol, Tennessee Restaurant is located.

     (ii) Purchaser shall have until the date which is thirty (30) days after the date of this Agreement (hereinafter called the "Due Diligence Date"), to perform such investigations, examinations, tests and inspections as Purchaser shall deem necessary or desirable to determine whether the Real Property is suitable and satisfactory to Purchaser and can be used for Applebee's franchise restaurants. In the event Purchaser shall in good faith determine that the Real Property is not suitable and satisfactory to Purchaser, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller on or before the Due Diligence Date If Purchaser does not terminate this Agreement in accordance with this Section 7.1(b) on or before the Due Diligence Date, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 7.1(b).

     (iii) Prior to any entry by Purchaser or any of Purchaser's Designees onto the Real Property, Purchaser shall: (A) procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all Purchaser's Activities, with a single limit of liability (per occurrence and aggregate) of not less than $1,000,000.00; and (B) deliver to Seller a Certificate of Insurance, evidencing that such insurance is in force and effect, and evidencing that Selle has been named as an additional insured thereunder with respect to any Purchaser's Activities. Such insurance shall be written on an "occurrence" basis, and shall be maintained in force until the earlier of (A) the termination of this Agreement and the conclusion of all Purchaser's Activities; or (B) Closing.

     (iv) Purchaser acknowledges that Seller may deliver to Purchaser certain documents and information in possession of Seller or Seller's agents with regard to the Real Property (hereinafter called the "Due Diligence Materials"). The Due Diligence Materials will be provided to Purchaser without any representation or warranty of any kind or nature whatsoever and are merely provided to Purchaser for Purchaser's informational purposes. Until Closing, Purchaser and Purchaser's Designees shall maintain all Due Diligence Materials as Confidential Information.

     7.2 Purchaser's Conditions to Closing. The obligations of Purchaser hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Purchaser, be waived:

     (a) Subject to the matters disclosed in the Disclosure Memorandum as supplemented by Seller from time to time to reflect any event or occurrence after the date hereof, all representations and warranties of Seller in this Agreement shall be true in all material respects on and as of the Closing.

     (b) Any supplement to the Disclosure Memorandum delivered by Seller shall not reflect in Purchaser's reasonable judgment any material adverse change in the Assets or the Business.

     (c) Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date.

     (d) Seller shall have obtained and delivered to Purchaser all consents necessary to transfer and assign the Assets (except for Minor Contract) to Purchaser.

     (e) Purchaser and Franchisor shall have entered into a franchise agreement with respect to each Restaurant and development agreements with respect to each ADI in the Territory.

     (f) Purchaser shall have obtained, either from Seller or directly from the issuing authority, all permits, licenses, including liquor licenses, and approvals of all governmental and quasi-governmental authorities necessary for the operation of the Restaurants in accordance with franchise requirements; provided, however, that if Purchaser is unable to obtain from local municipal or county authorities a permit necessary for such operation of the Restaurants, and Purchaser reasonably believes that it will be able to obtain such a permit within two months of the Closing Date, Closing of the transactions contemplated hereunder will not be delayed if Seller delivers to Purchaser a duly executed liquor license management agreement or agreements.

     (g) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Purchaser.

     (h) Purchaser shall have obtained the financing described on Exhibit "H" or other financing reasonably acceptable to Purchaser and the lender providing such financing shall be prepared and willing to fund.

     (i) Purchaser shall have been issued the Title Policies.

     (j) Seller shall have delivered the items required by Section 2.4(a).

     (k) There shall be no material adverse change in the Assets or the operations of the Seller at the Restaurants or the business prospects or financial condition of the Business from the date hereof to the Closing Date; provided that (i) any such adverse change must affect more than 5% of the Restaurants or must result in a decrease in the aggregate monthly sales of all the Restaurants taken as a group by 10% or more when compared to the average monthly sales for the last three full calendar months ended immediately prior to the date of this Agreement, and (ii) any adverse change in the business and financial condition of the Restaurants resulting from national and regional economic conditions, events, or other factors affecting the casual dining restaurant industry in general, or the Applebee's system in particular, shall not be deemed to be a material adverse change hereunder.

     7.3 Seller's Conditions to Closing. The obligations of Seller hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Seller, be waived:

     (a) All representations and warranties of Purchaser in this Agreement shall be true on and as of the Closing, and Purchaser shall have delivered to Seller a certificate to such effect dated as of the Closing Date.

     (b) Purchaser shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Purchaser prior to or on the Closing Date.

     (c) Franchisor shall have agreed to terminate the Franchise Agreements effective as of the Closing.

     (d) Seller shall have obtained all the Consents; provided, however, that this condition shall not apply if Purchaser shall indemnify Seller for any liability in excess of $25,000 resulting from the failure to receive any Consent.

     (e) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Seller.

     (f) Purchaser shall have delivered the items required by Section 2.4(b).


                           ARTICLE VIII - ARBITRATION

     8.1 Settlement of Disputes.

     (a) Arbitration. All disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement or the transactions contemplated hereby shall be submitted to arbitration pursuant to the following procedures:

     (i) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator appointed by such party demanding arbitration, together with a statement of the matter in controversy;

     (ii) Within 30 days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator. If such party fails to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association ("AAA"). The two arbitrators so selected shall name a third arbitrator within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA;

     (iii) The arbitration hearing shall be held in Birmingham, Alabama (in the case of arbitration initiated by Seller) or in Atlanta, Georgia (in the case of arbitration initiated by Purchaser) at a location designated by a majority of the arbitrators. The Commercial Arbitration Rule of the AAA shall be used and the substantive laws of the State of Georgia (excluding conflict of laws provisions) shall apply;

     (iv) An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall deal with the question of costs of the arbitration and all related matters, and judgment on such award may be entered by either party in a court of competent jurisdiction; and

     (v) Except as set forth in subsection (b) below, the parties stipulate that the provisions of this Section 8.1 shall be a complete defense to any suit, action or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

     (b) Emergency Relief. Notwithstanding anything in this Section 8.1 to the contrary, either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.


                            ARTICLE IX - TERMINATION

     9.1 Termination.

     (a) This Agreement may be terminated as follows:

     (i) At any time by the mutual consent of Seller and Purchaser;

     (ii) By Purchaser pursuant to Section 7.1;

     (iii) By Seller if Purchaser shall not (i) have obtained and provided a copy of an executed Financing Commitment to Seller within ten days from the date hereof; provided however that such ten day period shall not apply to financing with respect to the Real Property upon which the Bristol, Tennessee Restaurant is located, (ii) been approved hereof as a franchisee with respect to the Territory by Franchisor within twenty days from the date hereof, (iii) reached agreement with Franchisor as to a development schedule and other material terms of franchise and development agreements with respect to the Territory within twenty days from the date hereof; or

     (iv) By either Seller or Purchaser, at its sole election, at any time after the Termination Date, if the Closing shall not have occurred on or prior to such date.

     (b) In the event of the  termination of this Agreement  pursuant to Section
9.1 (a)(iv) above because Seller or Purchaser, as the case may be, shall have willingly failed to fulfill its obligations hereunder, the other party shall, subject to Article VIII, be entitled to pursue, exercise, and enforce any and all remedies, rights, powers, and privileges available to it at law or in equity.

     (c) If this Agreement is terminated as provided herein, then except for the provisions of Section 6.2, Article VIII, and Article X hereof which shall survive termination of this Agreement, no party shall have any liability or further obligation to any other party hereto, except that nothing contained in this Section 9.1 shall relieve any party from liability for any breach of this Agreement. The provisions of Article VIII hereof shall be applicable with respect to any such breach o claimed breach.


                            ARTICLE X - MISCELLANEOUS

     10.1 Expenses. (a) Each party hereto shall pay its own legal, accounting, and similar expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated hereby.

     (b) Purchaser shall pay all filing fees required under the HSR Act.

     (c) Purchaser shall pay the costs of obtaining title insurance with respect to the Real Property and all transfer, intangible, recording, and documentary taxes, stamps, and fees with respect to the transfer of the Owned Real Property and the Leases. Purchaser shall also pay the cost of all surveys, and all environmental investigations, studies, and reports, and all other costs of any investigation of the Assets, the Restaurants, or the Business by Purchaser.

     (d) Purchaser shall pay any costs associated with the transfer of any Permits and the cost of obtaining liquor licenses or other Permits that are not assignable.

     (e) The parties shall split equally the cost of any sales taxes, transfer taxes, documentary stamp taxes, or other taxes imposed with respect to the transfer of any Assets constituting personal property.

     (f) Seller shall pay the costs of obtaining any Consents.

     (g) Following the Closing, Seller shall pay to Purchaser on a monthly basis as billed the amount of all gift certificates issued by Seller prior to the Closing and redeemed thereafter.

     10.2 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and together with the Indemnification Agreement constitutes a complete statement of the terms of such transaction. This
Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Neither party has been induced to enter into this Agreement in reliance on, and has not relied upon, any statement, representation, or warranty of the other party not set forth in this Agreement, the Disclosure Memorandum, or any certificate delivered pursuant to this Agreement.

     10.3 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.


     10.4 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopy or by first class registered or certified United States Mail, with proper postage prepaid, as follows:

If to Seller, to:                         With a required copy to:

Apple South, Inc.                         Kilpatrick Stockton LLP
Hancock at Washington                     1100 Peachtree Street, Suite 2800
Madison, Georgia  30650                   Atlanta, Georgia  30309
Attention:  Louis J. (Dusty) Profumo      Attention:  Larry D. Ledbetter, Esq.
Fax:  706-343-2434                        Fax:  404-815-6555


If to Purchaser:                          With a required copy to:

Quality Restaurant Concepts, L.L.C.       Berkowitz, Lefkovits, Isom &
                                             Kushner, A Professional Corporation
822 Columbiana Road                       Suite 1600
Birmingham, Alabama  35209                420 Twentieth Street North
Attention:  Fred Gustin                   Birmingham, Alabama  35203
                Fax:  205-290-9265        Attention:  Barry S. Marks, Esq.
                                          Fax:  205-322-8007

     or to such other address or person as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date actually delivered, or if mailed, four days after deposit in the U. S. Mail properly addressed with adequate postage affixed.

     10.5 GEORGIA LAW TO GOVERN. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     10.6 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.


     10.8 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.9 Public Announcements. Purchaser and Seller will coordinate with each other all press releases relating to the transactions contemplated by this Agreement and, except to the extent required by law, refrain from issuing any press release, publicity statement, or other public notice relating to this Agreement or the transactions contemplated hereby without providing the other party reasonable opportunity to review and comment thereon.

     10.10 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

     10.11 Disclaimer of Warranties. OTHER THAN TO THE EXTENT OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND IN THE CLOSING CERTIFICATE REQUIRED BY SECTION 2.4(a)(i), SELLER DOES NOT, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND SELLER SHALL NOT, BY THE EXECUTION AND DELIVERY OF ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION WITH THE CLOSING, MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, WITH RESPECT TO THE ASSETS, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE ASSETS (INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF) AND RELY UPON SAME AND, UPON CLOSING, SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS. SELLER SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE ASSETS "AS IS", "WHERE IS", AND WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE ASSETS BY SELLER OR ANY THIRD PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES, AND SHALL MAKE, NO EXPRESS OR IMPLIED WARRANTY OF SUITABILITY OR FITNESS OF ANY OF THE ASSETS FOR ANY PURPOSE, OR AS TO THE MERCHANTABILITY, ENVIRONMENTAL CONDITION, TITLE, VALUE, QUALITY, QUANTITY, CONDITION OR SALABILITY OF ANY OF THE ASSETS, OR AS TO THE PRESENCE ON OR ABSENCE FROM THE ASSETS OF ANY HAZARDOU MATERIAL, OR THAT THE USE OR SALE OF ANY OF THE ASSETS WILL NOT VIOLATE THE COPYRIGHT, TRADEMARK OR PATENT RIGHTS OF ANY PERSON. THE TERMS AND CONDITIONS OF THIS SECTION 10.11 SHALL SURVIVE THE CONSUMMATION OF THE PURCHASE AND SALE OF THE ASSETS ON THE CLOSING DATE WITHOUT REGARD TO ANY GENERAL LIMITATIONS UPON SURVIVAL SET FORTH IN THIS AGREEMENT.

     10.12 Purchaser's Right to Rely. NOTWITHSTANDING ANYTHING IN THE FORGOING TO THE CONTRARY, PURCHASER'S INSPECTIONS AND INVESTIGATIONS OF THE ASSETS SHALL NOT IN ANY WAY OBVIATE OR HAVE ANY EFFECT ON SELLER'S REPRESENTATIONS,
WARRANTIES, AND COVENANTS MADE HEREIN. FURTHER, ANY DISCLOSURE BY SELLER OR SELLER'S EMPLOYEES OR AGENTS, OTHER THAN A DISCLOSURE APPEARING ON THE DISCLOSURE MEMORANDUM SHALL NOT IN ANY WAY OBVIATE OR HAVE ANY EFFECT ON SELLER'S REPRESENTATIONS, WARRANTIES, AND COVENANTS MADE HEREIN.

     10.13 Time. Time is and shall be of the essence of this Agreement.

     10.14 Steel Building Materials. If Seller is unable to cancel without penalty its obligation to purchase the steel building materials which Seller has ordered for a future Jackson, Mississippi restaurant (the "Building Materials"), Seller shall sell, transfer, assign, and deliver to Purchaser all of Seller's right, title, and interest in the Building Materials at the Closing for no additional payment, and the Building Material shall be deemed to constitute "Assets" for all purposes of this Agreement. If Seller is able to cancel its contract for the Building Materials, the Purchase Price payable pursuant to
Section 2.3 hereof will be decreased by the amount of $10,000 and the Building Materials shall not be deemed to constitute "Assets" for purposes hereof.

     10.15 Bristol Restaurant. If (i) Purchaser shall have obtained the financing described on Exhibit H or other financing reasonably acceptable to Purchaser by or prior to the Closing Date but (ii) such financing does not include financing for the purchase of the Real Property upon which the Bristol, Tennessee Restaurant is located and Purchaser, after exercising reasonable commercial efforts, is unable to obtain financing for the purchase of such Real Property upon terms at least as favorable to Purchaser as the financing obtained in item (i) of this sentence, at the Closing each of the following shall occur:

     (a) The definitions of "Assets" and "Owned Real Property" in Section 1.1 shall be modified to exclude the Real Property (but not the improvements) on which the Bristol Restaurant is located, and every other definition, provision, exhibit, and schedule of this Agreement shall be modified to the extent necessary to reflect such exclusion of the Bristol Restaurant Real Property from the definitions of "Assets" and "Owned Real Property;" provided however, that
(i) the definition of "Restaurants shall not be modified, (ii) the definition of "Real Property" shall continue to include the real property upon which the Bristol Restaurant is located, and (iii) solely for purposes of the representations and warranties contained in Sections 3.9, 3.10, and 3.12 hereof, "Assets" shall continue to include the Real Property upon which the Bristol Restaurant is located.

     (b) The Purchase Price payable pursuant to Section 2.3 shall be decreased by the amount of $374,000.

     (c) Seller shall, or shall arrange for another Person having fee ownership of the Bristol Restaurant to, enter into a ground lease with Purchaser for the Real Property on which the Bristol Restaurant is located at the Closing. Such ground lease shall: (i) be for a term of twenty years, (ii) have rent payable thereunder at the rate of $31,790 per year, payable monthly in advance, (iii) contain a purchase option for Purchaser for an initial purchase price of $374,000, such purchase price to be increased by 2% per year for each year subsequent to the fifth year of the term of the lease, (iv) permit the Seller or other landlord thereof to freely assign the property subject to the nondisturbance of Purchaser's leasehold interest, (v) contain such other terms and conditions as are customary for a ground lease in the State of Tennessee, and (vi) require Seller, or such other Person constituting the ground lessor, to consent to the assignment of such ground lease by the Purchaser to Purchaser's lender or lenders as security for Purchaser's financing and to take such further actions in connection with such consent as Purchaser may reasonably request.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                             SELLER:

                                             APPLE SOUTH, INC.

                                                     By:
                                                     Name:
                                                     Title:



                                             PURCHASER:


                                             QUALITY RESTAURANT CONCEPTS, L.L.C.

                                                      By:

                                                      By:
                                                      Name:
                                                      Title:

     Apple South agrees to supplementally furnish to the Commission a copy of any omitted exhibit or schedule to this Agreement upon the request of the Commission. The following is a list briefly identifying the contents of all omitted exhibits and schedules:



                            EXHIBIT TABLE OF CONTENTS



EXHIBIT                  TITLE

     A                   Bill of Sale and Assignment Agreement

     B                   Deeds (Mississippi and Tennessee)

     C                   Form of Indemnification Agreement

     D                   Form of Note

     E                   Language for Closing Certificate

     F                   Opinion of Seller's Counsel

     G                   Opinion of Purchaser's Counsel

     H                   Lender's Commitment Letter

                              DISCLOSURE MEMORANDUM



                                Table of Contents


Schedule             Title

1.1A                 Description of Leases

1.1B                 Material Contracts

1.1C                 Legal Description

1.1D                 Territory

2.3                  Adjustment to Purchase Price

2.7                  Allocation of Purchase Price

3.3                  Leases and Material Contracts acquiring
                      consents of third parties

3.7                  Location and Ownership of Restaurants

3.8                  Financial Statements

3.10                 Litigation

3.11                 Pending modifications to Permits or Laws

3.15                 Seller Plans

4.6                  Advertising, Maintenance Capital Expenditure Budget,
                         Remodeling and Refurbishing Budget, Stay-Bonus Plan